EX-99.(d)(10)

SUB-ADVISORY AGREEMENT

BETWEEN

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

and

DIVIDEND ASSETS CAPITAL, LLC

GOLDMAN SACHS RISING DIVIDEND GROWTH FUND

THIS SUB-ADVISORY AGREEMENT (“Agreement”) is made as of October 1, 2014 (the “Effective Date”) by and between GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“Investment Manager”) and DIVIDEND ASSETS CAPITAL, LLC (“Sub-Adviser”).

WHEREAS, Goldman Sachs Trust, a Delaware statutory trust (“Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, pursuant to a Management Agreement (“Management Agreement”) by and between the Trust and the Investment Manager, a copy of which has been provided to Sub-Adviser, the Trust has appointed the Investment Manager to furnish investment advisory and other services to the Trust on behalf of Goldman Sachs Rising Dividend Growth Fund, a series of the Trust (“Fund”); and

WHEREAS, the Management Agreement authorizes the Investment Manager to provide, either directly or through third parties, investment advisory services with respect to the Fund; and

WHEREAS, subject to the terms and provisions of this Agreement, the Investment Manager desires to retain the Sub-Adviser to furnish sub-investment advisory services on behalf of the Fund; and

WHEREAS, this Agreement and the Sub-Adviser have been approved by the vote of the initial shareholder of the Fund, and by the vote of a majority of those members of the Trust’s Board of Trustees who are not interested persons of the Investment Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Engagement of the Sub-Adviser. The Investment Manager hereby engages the services of the Sub-Adviser in furtherance of the Management Agreement with the Trust on behalf of the Fund. Pursuant to this Agreement and subject to the supervision and oversight of the Investment Manager, the Sub-Adviser shall provide the Fund with investment research, advice and supervision and will furnish a continuous investment program for and manage the investment and reinvestment of the assets of the Fund. In this regard, the Sub-Adviser shall determine in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Fund. The Sub-Adviser shall provide the Investment Manager and the Trust with records concerning its activities which the Investment Manager or the Trust is required to maintain, and shall render regular reports to the Investment Manager and to the

Officers and Trustees of the Trust concerning its discharge of its responsibilities under this Agreement. Unless the Investment Manager or the Trust instructs otherwise in writing, the Sub-Adviser is authorized to exercise tender and exchange offers and to vote proxies and corporate actions on behalf of the Fund, each as the Sub-Adviser determines is in the best interest of the Fund; provided that, to the extent Investment Manager is affiliated with a bank holding company, the Investment Manager will not provide instruction to the Sub-Adviser on how to vote securities of any U.S. bank holding company (as that term is defined in the Bank Holding Company Act of 1956, as amended). The Sub-Adviser shall vote proxies in accordance with its Proxy Voting Policy, a copy of which has been provided to the Investment Manager. The Sub-Adviser shall discharge the foregoing responsibilities subject to the supervision of the Officers and the Trustees of the Trust and in compliance with (i) the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules and regulations adopted under each from time to time; (ii) the diversification requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); (iii) all other applicable federal and state laws and regulations; (iv) the Trust’s Declaration of Trust and Amended and Restated By-Laws, as each may be amended from time to time; (v) the objectives, policies and limitations for the Fund set forth in the Fund’s registration statement under the 1940 Act as amended from time to time and provided to the Sub-Adviser (“Registration Statement”); and (vi) the guidelines, policies and procedures adopted by the Trust’s Board of Trustees or implemented by the Investment Manager with respect to the Fund or to the Sub-Adviser’s activities under this Agreement and provided to the Sub-Adviser in writing (“Board/Investment Manager Procedures”). The Sub-Adviser shall maintain compliance procedures and operational processes for the Fund that are reasonably designed to ensure the Fund’s compliance with the foregoing. The Sub-Adviser shall also maintain compliance procedures and operational processes that it reasonably believes are adequate to ensure its compliance with the applicable law. No supervisory activity undertaken by the Investment Manager shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

The Sub-Adviser accepts its engagement under this Section 1 and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement; provided, however, that the Sub-Adviser shall not be required to pay the cost (including taxes, brokerage commissions and other transaction costs, if any) of securities and other instruments purchased, held or sold for the Fund or any other expenses except as specified in this Agreement. The Sub-Adviser shall not consult with any other sub-investment adviser for the Fund or the Trust (if any) concerning transactions for the Fund or the Trust in securities or other assets.

2. Fund Transactions. In connection with purchases and sales of portfolio securities for the account of the Fund, neither the Sub-Adviser nor any of its partners, officers or employees shall act as principal, except as otherwise permitted by the 1940 Act. The Sub-Adviser or its agents shall arrange for the placing of orders for the purchase and sale of portfolio securities and other instruments for the Fund’s account either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or other party (including affiliates of the Investment Manager and the Sub-Adviser) selected by the Sub-Adviser. In the selection of such brokers or dealers (including affiliates of the Investment Manager and the Sub-Adviser) and the placing of such orders the Sub-Adviser is directed at all times to seek for the

Fund the most favorable execution and net price available. It is also understood that it may be desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to such conditions and limitations as may be established by the Investment Manager from time to time, if any, the Sub-Adviser is authorized to consider such services provided to the Fund and other accounts over which the Sub-Adviser or any of its affiliates exercises investment discretion and to place orders for the purchase and sale of securities for the Fund with such brokers, if the Sub-Adviser determines in good faith that the amount of commissions for executing such portfolio transactions is reasonable in relation to the value of the brokerage and research services provided by such brokers, subject to review by the Investment Manager and the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients. The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its obligations to the Fund and to such other clients. The Board may adopt policies and procedures that modify and/or restrict the Sub-Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein. Notwithstanding the foregoing, the Sub-Adviser may execute, or cause to be executed, portfolio investment transactions with affiliates of the Investment Manager or the Sub-Adviser only to the extent that the Sub-Adviser maintains compliance procedures and operational processes with respect to such affiliated transactions that are reasonably designed to ensure the Fund’s compliance with the Board/Investment Manager Procedures, the Registration Statement and applicable law, including the 1940 Act and the Internal Revenue Code.

The Sub-Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, and any other agreements, documents or instruments the Sub-Adviser reasonably believes are appropriate or desirable in performing its duties under this Agreement.

3. Compensation of the Sub-Adviser. For all services to be rendered and payments made as provided in this Agreement, the Investment Manager shall pay the Sub-Adviser, in arrears, each calendar quarter a fee at an annual rate equal to the percentage of the average daily net assets of the Fund set forth with respect to the Fund on Annex A. The “average daily net assets” of the Fund shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the 1940 Act and the rules and regulations thereunder.

The fee for any calendar quarter during which this Agreement is in effect for less than the entire quarter shall be pro-rated based on the number of days during such quarter that the Agreement was in effect.

4. Delivery of Information, Reports and Certain Notifications. The Investment Manager agrees to furnish to the Sub-Adviser current prospectuses, statements of additional information, proxy statements, reports to shareholders, financial statements, charter documents and such other information with regard to the affairs of the Fund as the Sub-Adviser may reasonably request.

The Sub-Adviser shall report regularly on a timely basis to the Investment Manager and to the Board of Trustees of the Trust and shall make appropriate persons available for the purpose of reviewing with representatives of the Investment Manager and the Board of Trustees on a regular basis at reasonable times the management of the Fund, the performance of the Fund in relation to standard industry indices and the Fund’s own performance benchmark, and general conditions affecting the marketplace. The Sub-Adviser agrees to render to the Investment Manager such other periodic and special reports on a timely basis regarding its activities under this Agreement as the Investment Manager may reasonably request.

The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Investment Manager, the Fund, the Fund’s custodian, the Fund’s pricing agents and all other agents, representatives and service providers of the Fund and the Investment Manager, and to provide the foregoing persons such information with respect to the Fund as they may reasonably request from time to time in the performance of their obligations; provide prompt responses to reasonable requests made by such persons; and establish and maintain appropriate operational programs, procedures and interfaces with such persons so as to promote the efficient exchange of information and compliance with applicable laws, rules and regulations, and the guidelines, policies and procedures adopted or implemented with respect to the Fund.

The Sub-Adviser shall advise the Fund’s custodian and the Investment Manager on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may reasonably be required. The Sub-Adviser shall arrange for the transmission to the custodian and accounting agent on a daily basis such confirmation, trade tickets, and other documents and information as may be reasonably necessary to enable the custodian and accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Fund. The Sub-Adviser shall, upon request, provide reasonable assistance to the Fund’s administrator or Investment Manager in determining or confirming the value of any portfolio securities or other assets of the Fund for which the administrator seeks assistance from or which the administrator identifies for review by the Sub-Adviser. From time to time as the Trustees of the Trust or the Investment Manager may reasonably request, the Sub-Adviser shall furnish to the Trust’s Trustees and officers reports on portfolio transactions and reports on issuers of securities held in the portfolio, all in such detail as the Trust or the Investment Manager may reasonably request.

In addition, the Sub-Adviser shall assist the Fund and the Investment Manager in complying with the provisions of the Sarbanes-Oxley Act of 2002 and shall, if requested, provide certifications in the form reasonably requested by the Fund relating to the Sub-Adviser’s services under this Agreement.

The Sub-Adviser shall notify the Investment Manager promptly upon detection of any breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, including the 1940 Act and Subchapter M of the Internal Revenue Code, relating to the Fund’s assets under its management. The Sub-Adviser shall also notify the Investment Manager promptly upon detection of any material violations of the Sub-Adviser’s own compliance policies and procedures that relate to its management of the Fund or its activities as investment adviser generally, to the extent such violation could be considered material to the Sub-Adviser’s advisory clients.

The Sub-Adviser represents and warrants to the Investment Manager that: (a) it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; (b) it will use its reasonable best efforts to maintain each such registration or license in effect at all times during the term of this Agreement; and (c) it is duly organized and validly existing, and is authorized to enter into this Agreement and to perform its obligations hereunder. The Sub-Adviser shall promptly notify the Investment Manager and the Trust in writing of the occurrence of any of the following events: (w) any of the foregoing representations and warranties becomes untrue after the execution of this Agreement; (x) the Sub-Adviser becomes aware that it is subject to any statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; (y) the Sub-Adviser shall have been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and (z) the President or Chief Compliance Officer of the Sub-Adviser or any portfolio manager of the Fund shall have changed. The Sub-Adviser further agrees to notify the Investment Manager and the Trust promptly if any statement regarding the Sub-Adviser contained in the Trust’s Registration Statement with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

The Sub-Adviser shall maintain errors and omission insurance coverage and fidelity insurance coverage, each in such amounts as agreed upon from time to time by the Investment Manager and the Sub-Adviser, and from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. In no event shall the Sub-Adviser’s errors and omissions insurance coverage be less than $1 million or the Sub-Adviser’s fidelity insurance coverage be less than $1 million. The Sub-Adviser shall provide prior written notice to the Investment Manager (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies. Furthermore, it shall upon request provide to the Investment Manager any information it may reasonably require concerning the amount of or scope of such insurance.

The Investment Manager represents and warrants to the Sub-Adviser that: (a) it has received a copy of each of Part 1 and Part 2 of the Sub-Adviser’s Form ADV; (b) it has full corporate power and authority to enter into this Agreement (including the power and authority to appoint the Sub-Adviser hereunder) and to carry out its terms; and (c) as of the date of this Agreement, the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed.

5. Status of the Sub-Adviser. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Investment Manager or the Fund in any way or otherwise be deemed an agent of the Investment Manager or the Fund.

Subject to the limitations set forth in the immediately following paragraph of this Section 5, the Investment Manager represents that it and the Trust understand that the Sub-Adviser now acts, shall continue to act, or may act in the future as investment adviser or investment sub-adviser to fiduciary and other managed accounts, and that the Investment Manager and the Trust have no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement.

The Investment Manager and the Trust understand that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement imposes upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser or its partners, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

6. Certain Records. The Sub-Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Sub-Adviser’s services under this Agreement and the Fund’s investments made by the Sub-Adviser as are required by Section 31 under the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including the Advisers Act and the 1934 Act and to preserve such records for the periods and in the manner required by that Section, and those rules, regulations and legal provisions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Adviser on behalf of the Fund are the property of the Fund and shall be surrendered promptly to the Fund or the Investment Manager on request.

The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Fund’s auditors, the Fund or any representative of the Fund, the Investment Manager, or any governmental agency or other instrumentality having regulatory authority over the Fund.

7. Reference to the Sub-Adviser. The Investment Manager and the Trust are authorized to publish and distribute any information, including but not limited to registration statements, advertising or promotional material, regarding the provision of sub-investment advisory services by the Sub-Adviser pursuant to this Agreement and to use in advertising, publicity or otherwise the name of the Sub-Adviser, or any trade name, trademark, trade device, service mark, symbol or logo of the Sub-Adviser, without the prior written consent of the Sub-Adviser. In addition, the Investment Manager may distribute information regarding the provision of sub-investment advisory services by the Sub-Adviser to the Trust’s Board of Trustees without the prior written consent of the Sub-Adviser. The Investment Manager shall provide copies of such items to the Sub-Adviser within a reasonable time following such use, publication or distribution.

8. Liability and Indemnification. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Manager or the Trust as a result of any error of judgment by the Sub-Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Investment Manager, all affiliated persons thereof within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) and all persons, if any who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), control (“controlling person”) the Trust or the Investment Manager (collectively, “Investment Manager Indemnitees”), against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which any of the Investment Manager Indemnitees may become subject under the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act, the Internal Revenue Code, under any other statute, law, rule or regulation, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities hereunder (a) to the extent of and as a result of the willful misconduct, bad faith, or negligence by the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, or (b) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Sub-Adviser to the Investment Manager, the Trust or any affiliated person of the Investment Manager or the Trust or upon verbal information confirmed by the Sub-Adviser in writing, or (c) to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio investment transactions according to the requirements of applicable law, including the 1940 Act, the Internal Revenue Code, the Registration Statement and the Board/Investment Manager Procedures; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of any Investment Manager Indemnitee deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of such person’s duties or by reason of such person’s reckless disregard of obligations and duties under this Agreement.

Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Manager shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Investment Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Investment Manager for, and the Investment Manager shall indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser, if any, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person of the Sub-Adviser may become subject under the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act, the Internal Revenue Code, under any other statute, law, rule or regulation, at common law or otherwise, arising out of the Investment Manager’s responsibilities as investment manager of the Fund (a) to the extent of and as a result of the willful misconduct, bad faith, or negligence by the Investment Manager, any of the Investment Manager’s employees or representatives or any affiliate of or any person acting on behalf of the Investment Manager, or (b) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made other than in reliance upon and in conformity with written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser or other than upon verbal information confirmed by the Sub-Adviser in writing; provided, however, that in no case is the Investment Manager’s indemnity in favor of the Sub-Adviser or any affiliated person or controlling person of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of such person’s duties or by reason of its reckless disregard of such person’s obligations and duties under this Agreement.

The Sub-Adviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this agreement, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

9. Duration and Termination. This Agreement is effective as of the Effective Date, and shall continue in full force and effect with respect to the Fund until June 30, 2015; provided, that this Agreement shall continue in full force and effect with respect to the Fund from year to year thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund voting separately; provided further, that if the shareholders fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund or by the Investment Manager on 60 days written notice to the Sub-

Adviser, or by the Sub-Adviser at any time without the payment of any penalty on not less than 90 days written notice to the Investment Manager and the Trust. This Agreement shall automatically terminate in the event of its assignment or the assignment of the Management Agreement. This Agreement shall also terminate in the event that the Management Agreement by and between the Trust on behalf of the Fund and the Investment Manager referred to in Section 1 is terminated. In the event of termination for any reason, all records of the Fund shall promptly be returned to the Investment Manager or the Trust, free from any claim or retention of rights in such records by the Sub-Adviser, although the Sub-Adviser may, at its expense, make and retain a copy of such records.

Notices and other writings delivered or mailed postage prepaid to the Investment Manager and the Trust at 200 West Street, New York, New York 10282, Attention: Caroline L. Kraus, Esq., or to the Sub-Adviser at 58 Riverwalk Boulevard, Building 2, Suite A, Ridgeland, South Carolina 29936, Attention: Secretary, or to such other address as the Investment Manager or the Sub-Adviser may hereafter specify by written notice to the most recent address specified by the other party, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

As used in this Section 9, the terms “assignment,” “interested persons” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under that Act.

10. Confidentiality. The Sub-Adviser shall treat all records and other information relative to the Trust, the Fund and the Investment Manager and their prior, present or potential shareholders and clients, including the list of portfolio securities held by the Fund, which it shall receive or have access to in the performance of its duties confidentially and as proprietary information of the Trust and the Investment Manager. The Sub-Adviser shall not disclose such records or information to any third party or use such records or information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust and the Investment Manager). The Sub-Adviser shall not use its knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for its own benefit to the detriment of the Fund.

Subject to the provisions of Section 6, the Trust and the Investment Manager shall treat all records and other information relative to the Sub-Adviser which they shall receive or have access to in connection with this Agreement confidentially and as proprietary information of the Sub-Adviser, and shall not use such records and information for any purpose other than performance of their responsibilities and duties hereunder and under the Management Agreement (except after prior notification to and approval in writing by the Sub-Adviser).

The confidentiality provisions of this Section 10 will not apply to any information that either party hereto can show: (a) is or subsequently becomes publicly available without breach of any obligation owed to the other party; (b) became known to either party from a source other than the other party, and without breach of an obligation of confidentiality owed to the other party; (c) is independently developed by either party without reference to the information required by this Agreement to be treated confidentially; or (d) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. Nothing in this Section 10 will be deemed to prevent a party from disclosing any information received hereunder pursuant to any applicable law or in response to a request from a duly constituted regulatory or judicial authority.

11. Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the Securities and Exchange Commission and state regulators) in connection with any investigation or inquiry relating to this Agreement or the Fund.

12. Use of Goldman Names. The Sub-Adviser shall not, without prior written consent of the Investment Manager, in each instance, (a) use in advertising, publicity or otherwise the name of “Goldman, Sachs & Co.” or “Goldman Sachs,” including the name of any affiliate, partner or employee of Goldman, Sachs & Co. or any of its affiliates, nor any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. or any of its affiliates; or (b) represent, directly or indirectly, that any product or any service provided by the Sub-Adviser has been approved or endorsed by Goldman, Sachs & Co. or any of its affiliates.

13. Severability. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Amendments. This Agreement may be amended in accordance with the 1940 Act, provided that any amendment, alteration, waiver or modification shall be in writing duly executed by the proper officials of the parties hereto, and no amendment to this Agreement shall be effective until approved by vote of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

15. Survival. Sections 6, 7, 8, 10, 11, 12 and 18 shall survive the termination of this Agreement.

16. Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of New York or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of December 31, 2014.

GOLDMAN SACHS ASSET
MANAGEMENT, L.P.

By:	/s/ James A. McNamara
Name:	James A. McNamara
Title:	Managing Director

DIVIDEND ASSETS CAPITAL, LLC

By:	/s/ C. Troy Shaver, Jr.
Name:	C. Troy Shaver, Jr.
Title:	President

Annex A

to

Sub-Advisory Agreement between

Goldman Sachs Asset Management, L.P. and

Dividend Assets Capital, LLC

Pursuant to Section 3 of the attached Sub-Advisory Agreement between Goldman Sachs Asset Management, L.P. (the “Investment Manager”) and Dividend Assets Capital, LLC (the “Sub-Adviser”) with respect to the Goldman Sachs Rising Dividend Growth Fund (the “Fund”), the Investment Manager shall pay the Sub-Adviser, in arrears, each calendar quarter a fee equal to the following annual percentage rates of the average daily net assets of the Fund (as defined in said Section 3).

Annual Percentage Rate

0.200% on first $1 billion

0.181% on next $1 billion

0.171% on next $3 billion

0.168% on next $3 billion

0.165% over $ 8 billion

Annex A-1